Exhibit 10.26

Key Employee Agreement

This Key Employee Agreement (“Agreement”) is entered into effective ____________________ (the “Effective Date”) by and between Graco Inc., a Minnesota corporation (the “Company”), and «Who», a resident of Minnesota (“Executive”).

Background

A.       The Company desires to continue to employ Executive in accordance with the terms and conditions stated in this Agreement.

B.       The Company and Executive are parties to a key employee agreement dated «Date» (the “Prior Agreement”), which the parties desire to amend and restate in its entirety as set forth in this Agreement.

C.       Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Company and its shareholders.

D.       It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company. It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (1) to remain in the service of the Company in the event of any proposed or anticipated change of control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change of control of the Company.

E.        It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes of control of the Company without regard to the possibility that Executive’s employment may be terminated without compensation in the event of certain changes of control of the Company.

Agreement

In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.         Definitions. The capitalized terms used in this Agreement shall have the following meanings:

(a)      “Annual Compensation” means the sum of (i) Executive’s annual base salary in effect as of the Termination Date, plus (ii) Executive’s target bonus award that would have been payable to Executive under the Annual Bonus Plan described in Section 3(b) for the annual performance period in which the Termination Date occurs, as if all performance targets have been met.

(b)      “Board” means the Board of Directors of the Company, or any authorized committee of the Board of Directors of the Company.

(c)	“Cause” means:

(i)        Executive’s conviction or guilty or no contest plea to any felony or other criminal act involving moral turpitude;

(ii)       gross misconduct or any act of fraud, disloyalty or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;

(iii)      a willful and material violation by Executive of the Company’s written policies or codes of conduct;

(iv)      wrongful appropriation by Executive of Company funds or property or other material breach of Executive’s fiduciary duties to the Company; or

(v)	the willful and material breach of this Agreement by Executive.

(d)	A “Change of Control” means:

(i)      an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either

(A)    the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or

(B)     the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that the following acquisitions will not result in a Change of Control:

(1)     an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,

(2)     an acquisition by the Executive or any group that includes the Executive, or

(3)     an acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below; or

(ii)     Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of said Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial membership on the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or

(iii)    Consummation of a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Outstanding Company Common Stock or Outstanding Company Voting Securities or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which

(A)    all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable equity interests), as the case may be, of the surviving or acquiring entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions (as compared to the other holders of the Company’s common stock and voting securities prior to the Business Combination) as their respective ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities,

(B)     no Person (excluding (1) any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any entity controlled by the Company or the entity resulting from such Business Combination, (2) any entity beneficially owning 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly and (3) the Executive and any group that includes the Executive) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or comparable equity interests) of such entity, and

(C)     immediately after the Business Combination, a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)       “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

(f)       “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law or otherwise.

(g)      “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Company’s Long Term Disability Plan, or similar successor plan, to render Executive eligible for long-term disability benefits under said plan, whether or not Executive is in fact covered by such plan. The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(h)      “Good Reason” means any of the following conditions arising during the Transition Period, without the consent of Executive:

(i)        the assignment to Executive of any duties materially inconsistent in any respect with Executive’s position (including offices and titles), duties or responsibilities, or any other action by the Company which results in a material diminution in such position, duties or responsibilities, as in effect immediately prior to the Transition Period, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)       any material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to Executive as in effect immediately prior to the Transition Period, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)      the Company requiring Executive to be based at any office or location more than 50 miles from the location at which Executive was based immediately prior to the Transition Period or the Company requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Transition Period; or

(iv)      any failure by the Company to comply with and satisfy Section 8(c) of this Agreement.

For purposes of this Section 1(h) any good faith determination of “Good Reason” made by Executive shall be conclusive.

(i)   “Subsidiary” means, with respect to the Company, any corporation or other entity that is required to be combined with the Company as a single employer under Code § 414(b) or (c).

(j)        “Term” means the period of Executive’s employment under this Agreement, commencing on the Effective Date and ending on the third anniversary of the Effective Date, provided that such period shall be automatically extended for successive one-year periods unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the expiration of such third anniversary, or annual renewal, as the case may be, that such party elects not to extend the term of such employment under this Agreement; provided, further, that if a Change of Control occurs prior to the expiration of the Term specified in the preceding clause (including any extension year then in effect), then the Term shall end upon expiration of the Transition Period.

(k)      “Termination Date” means the date of the Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) with the Company and its Subsidiaries, as determined by the Company.

(l)       “Transition Period” means the period commencing at the time a Change of Control first occurs during the Term and ending on the date that is two years thereafter.

2.       Position and Duties. During Executive’s employment under this Agreement, Executive will perform such duties and responsibilities of an executive nature as the Company may assign from time to time. Executive will serve the Company faithfully and to the best of Executive’s ability and will devote Executive’s full working time, attention, and efforts to the business and affairs of the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive will not engage in other employment or other material business activity, except as approved in writing by the CEO. It shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities in accordance with this Agreement. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

3.         Compensation. During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:

(a)       Base Salary. The Company will pay to Executive for services provided hereunder a base salary at a rate determined from time to time by the Company, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures. The Company will review Executive’s performance on an annual basis and determine any adjustments to Executive’s base salary in its sole discretion.

(b)       Incentive Compensation. Executive will be eligible to participate in an annual cash incentive plan of the Company as designated by the Company, in accordance with the terms and conditions of such plan as may be in effect from time to time (the “Annual Bonus Plan”).

(c)      Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to employees of the Company, as determined by the Company and to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

(d)       Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of his duties and responsibilities to the Company during the Term. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement; provided, however, that Executive shall submit verification of expenses within 45 days after the date the expense was incurred, and the Company shall reimburse Executive for such expenses eligible for reimbursement within 30 days thereafter. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect th e expenses eligible for reimbursement in any other calendar year.

4.         Termination of Employment. Executive’s employment with the Company under this Agreement is at will and may be terminated by either party for any or no reason, subject to the obligations of the parties provided for in this Agreement.

5.        Payments Upon Termination of Employment Following a Change of Control. If a Change of Control occurs during the Term, and if Executive’s employment terminates such that the Termination Date occurs during the Transition Period, then Executive shall be entitled to payments and benefits on the terms and conditions specified in this Section 5.

(a)      Payments and Benefits Upon Involuntary Termination Without Cause or Resignation for Good Reason During the Transition Period. If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause or at the initiative of Executive for Good Reason, then, in addition to such base salary and incentive compensation that has been earned but not paid to Executive as of the Termination Date, the Company shall provide to Executive the severance payments set forth in this Section 5(a), subject to the conditions in Section 7:

(i)      Separation Pay. The Company shall pay to Executive an amount equal to two (2) times Executive’s Annual Compensation.

(ii)     Pro-Rated Bonus. If the Termination Date is any day other than the last day of a performance period under the Annual Bonus Plan, then the Company shall pay to Executive an amount equal to a pro rata portion of the target award that would have been payable to Executive under the Annual Bonus Plan for the annual performance period in which the Termination Date occurs, as if all performance targets been met. The pro rata portion shall be calculated based on the number of days during such annual performance period Executive was employed by the Company prior to the Termination Date divided by 365.

(iii)    Continued Benefits. If Executive (and/or Executive’s covered dependents) is eligible and properly elects to continue group medical, dental and/or life insurance coverage, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage (on a benefit by benefit basis) until the earlier of (A) twenty-four (24) months after the Termination Date, or (B) the date Executive (and Executive’s covered dependents) is provided such form of coverage by a subsequent employer. In the event that Executive’s participation in such plans is not possible under any of the applicable plans and laws as then in effect, the Company will purchase coverage reasonably comparable to the coverage provided under the plans provided by the Company, to the extent such coverage is reasonably available, and Executive will cooperate with the Company to obtain the most favorable rate for such coverage for Executive. All such Company-provided medical, dental and/or life insurance premiums, or costs of coverage, shall be paid directly to the insurance carrier or other provider by the Company and Executive shall make arrangements with the Company to pay the Executive’s portion of such coverage.

(iv)    Retirement/Restoration Benefits. If Executive is a participant in the Company’s Restoration Plan, the Company shall credit Executive with additional years of service under such plan for purposes of calculating all benefits and rights under such plan, as if Executive had remained employed by the Company for an additional two (2) years following the Termination Date.

(v)     Legal Fees. The Company shall reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with seeking legal advice in seeking to obtain or enforce in good faith any right or benefit provided by this Agreement, to the extent such claims are timely commenced under applicable law; provided, however, that the Company may recover any such legal fees and expenses of Executive which the Company has paid, if it is finally judicially determined in such proceeding that Executive’s claim or claims were frivolous or that Executive pursued such claim or claims in bad faith. Executive will submit to the Company verification of legal expenses eligible for reimbursement within 60 days from the date that the expense was incurred. The Company shall reimburse Executive for eligible expenses promptly thereafter, but in any event not earlier than the date that is six months following the Termination Date and not later than December 31 of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of such expenses may not be exchanged for cash or any other benefit. Any amounts payable hereunder are intended to be payable in accordance with a reimbursement plan pursuant to Section 409A of the Code.

(b)       Timing and Form of Payments Following a Change of Control. In the event that Executive is entitled to payments under Section 5(a) above, then any payments to which Executive is entitled under Sections 5(a)(i) or (ii) above shall be paid to Executive in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the Termination Date, provided that Executive has satisfied the conditions set forth in Section 7.

(c)       Possible Payment Reduction. Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under Section 5(a), either alone or together with other payments in the nature of compensation to Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” (as defined in Section 280G of the Code or any successor provision thereto), such payments or benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for Federal Income

Tax purposes pursuant to Section 280G of the Code (or any successor provision thereto), provided, however, that no such reduction shall occur, and this Section 5(c) shall not apply, in the event that the amount of such reduction would be more than $25,000. Executive in good faith shall determine the amount of any reduction to be made pursuant to this Section 5(c) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 5(c) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 5(c).

(d)	Certain Additional Payments by the Company.

(i)        Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Section 5(c) above does not apply and any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, restricted stock agreement or otherwise, but determined without regard to any additional payments required under this Section 5(d)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)       Subject to the provisions of Section 5(d)(iii) all determinations required to be made under this Section 5(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP or such other certified public accounting firm as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(d), shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(d)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii)     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment or an increase to a Gross-Up Payment previously made. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Section 5(d) except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A)     give the Company any information reasonably requested by the Company relating to such claim,

(B)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)      cooperate with the Company in good faith in order to effectively contest such claim, and

(D)     permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(d)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)      If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(d)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5(d)(iii)), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(d)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)       Notwithstanding any provision above to the contrary, any Gross-Up Payment payable under this Section 5(d) shall be made by the end of the calendar year following the calendar year in which the Executive remits the taxes. Further, notwithstanding any provision above to the contrary, any right to reimbursement under this Section 5(d) of expenses incurred by Executive due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted, or where as a result of the audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation. Any Gross-Up Payment and any reimbursement of expenses payable under this Section 5(d) shall not be made before the date that is six months after the Termination Date.

(e)      Other Termination Following a Change of Control. If Executive’s Termination Date occurs during the Transition Period or otherwise following a Change of Control, and such termination is:

(i)        by reason of Executive’s abandonment of or resignation from employment for any reason (other than, during the Transition Period, for Good Reason);

(ii)       by reason of termination of Executive’s employment by the Company for Cause;

(iii)	because of Executive’s death or Disability; or

(iv)	upon or following expiration of the Term,

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures, and such incentive compensation and benefits that have been earned as of the Termination Date, payable to the extent and in the manner as provided in the applicable plans or programs, and Executive shall not be entitled to any additional compensation or benefits provided under Section 5 hereof.

6.	Other Post-Termination Obligations.

(a)       In the event of termination of Executive’s employment during the Transition Period, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Section 5 hereof, and the Company will have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law or by the terms of any employee benefit plans or programs, or of any incentive compensation or stock ownership plans, then maintained by the Company in which Executive participates. In no event shall Executive be eligible for payments under Section 5 upon any termination of employment prior to a Change of Control.

(b)       Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any Subsidiary, parent or affiliated entity of the Company.

(c)      Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, telephones and other electronic equipment belonging to the Company.

(d)      Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of his duties and responsibilities for the Company; consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to the Company or any related entity.

(e)      Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 6(e) shall be construed to limit or restrict Executive from taking any action that he in good faith reasonably believes is necessary to fulfill his fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

(f)       In the event any payments or benefits become payable to Executive pursuant to Section 5(a), then such payments or benefits will supersede and replace any other payments or benefits applicable to Executive under this Agreement or any other agreement, plan or program applicable to Executive to the extent that such other agreement, plan or program provides payments or benefits to Executive in the event of involuntary termination at the initiative of the Company without Cause or voluntary termination on the initiative of Executive for Good Reason, and Employee shall be entitled to payments only pursuant to Section 5(a).

7.        Termination Payment Conditions. Notwithstanding anything above to the contrary, the Company will not be obligated to make any payments to Executive under Sections 5(a) – (d) hereof unless: (a) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company (which release shall not include any claims Executive may have to indemnification or advance of expenses with respect to Executive’s actions as an officer or director of the Company); (b) all applicable rescission periods provided by law for releases of claims shall have expired and Executive has not rescinded the release of claims; and (c) Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

8.	Successors.

(a)       This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.	Miscellaneous.

(a)      Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

(b)      Section 409A. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(c)      Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

(d)      Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.

(e)      Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

(f)      Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Prior Agreement. The parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

(g)      No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.

(h)      Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.

(i)       Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(j)       Severability. To the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(k)      Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term shall survive the termination or expiration of the Term and termination of Executive’s employment with the Company for any reason.

(l)       Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(m)     Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows, or to such other address as the party may designate by giving notice hereunder:

If to the Company:	Graco Inc.
88 Eleventh Avenue NE
Minneapolis, MN 55413
Attention: Chairman of the Board
Attention: General Counsel

If to Executive:	«Who»
«HAddress»

Executive and the Company have executed this Agreement effective as of the date set forth in the first paragraph.

GRACO INC.

By:__________________________________
«CEO»
Its: President and Chief Executive Officer

_____________________________________
«Who»

fb.us.2469889.02